Exhibit B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We  consent  to  the  inclusion  in  Post-Effective   Amendment  No.  4  to  the
Registration Statement of Brazos Small Cap Growth Portfolio and Brazos Real Estate Securities Portfolio, each a series of Brazos Mutual Funds (the "Funds") on Form N-1A (File No. 333-14943 and 811-7881) of our report dated January 16, 1998, on our audit of the financial statements and financial highlights of the Funds, which report is included in the Annual Report to Shareholders for the year ended November 30, 1997, which is included in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights," in the Prospectus and "Independent Accountants" in the Statement of Additional Information.




PRICEWATERHOUSECOOPERS, L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 13, 1998